Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 6, 2004 (except for the section of Note 1 under Merger, Private Placement of Common Stock and Other Related Transactions, and the first paragraph of Note 2, as to which the date is December 27, 2004) in the Registration Statement (Form SB-2) and the related Prospectus of Dyadic International, Inc. for the registration of 28,369,878 shares of its common stock.

                                                /s/ Ernst & Young LLP
                                                Certified Public Accountants

Ft. Lauderdale, Florida
December 27, 2004